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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BOINGO WIRELESS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 22, 2015

To the Stockholders of Boingo Wireless, Inc.:

        It is my pleasure to invite you to attend Boingo Wireless, Inc.'s 2015 Annual Meeting of Stockholders, to be held on Friday, June 12, 2015 at the Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, California. The meeting will begin promptly at 10:30 a.m., local time.

        Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

        We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. On or before May 1, 2015, we expect to mail to our stockholders an Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online.

        Your vote is important. Whether or not you expect to attend, please sign, date, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet according to the instructions in the Proxy Statement, as soon as possible to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

        On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,
David Hagan Chief Executive Officer and Chairman of the Board
10960 Wilshire Blvd, 23rd Floor Los Angeles, CA 90024
T 310.586.5180 www.boingo.com

Boingo Wireless, Inc.
10960 Wilshire Blvd, 23rd Floor
Los Angeles, CA 90024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 12, 2015

To the Stockholders of Boingo Wireless, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Boingo Wireless, Inc., a Delaware corporation. The meeting will be held on Friday, June 12, 2015, at 10:30 a.m. local time at the Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, California, for the following purposes:

  1.
  To elect two Class I directors to serve until the 2018 annual meeting of stockholders.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

  3.
  To approve, on an advisory basis, our executive compensation.

  4.
  To approve a series of amendments to the Boingo Wireless, Inc. 2011 Equity Incentive Plan.

  5.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is April 13, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Peter Hovenier Chief Financial Officer and Secretary

Los Angeles, California
April 22, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible. We encourage you to vote via the Internet. For further details, see "Questions and Answers about This Proxy Material and Voting."

Boingo Wireless, Inc.
10960 Wilshire Blvd, 23rd Floor
Los Angeles, CA 90024

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2015

INTERNET AVAILABILITY OF PROXY MATERIALS

        This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2015 Annual Meeting of Stockholders (the "Annual Meeting") of Boingo Wireless, Inc. (sometimes referred to as the "Company," "Boingo," or "Boingo Wireless"), which will be held on Friday, June 12, 2015, at 10:30 a.m. local time at the Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, California.

        We are making this proxy statement and our annual report available to stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or before May 1, 2015, we will mail to our stockholders (i) a copy of this proxy statement, a proxy card and our annual report or (ii) a notice (the "Notice") containing instructions on how to access and review this proxy statement and our annual report. The Notice also instructs you how you may submit your proxy over the Internet or via telephone. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        You have received these proxy materials because the Board of Directors of Boingo Wireless, Inc. is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

        Pursuant to rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. As a result, only stockholders that specifically request a printed copy of the proxy statement will receive one. Instead, the Notice instructs stockholders on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs stockholders on how they may submit their proxy over the Internet. If a stockholder who received a Notice would like to receive a printed copy of our proxy materials, such stockholder should follow the instructions for requesting these materials contained in the Notice.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 13, 2015 will be entitled to vote at the Annual Meeting. On this record date, there were 36,584,440 shares of Company common stock ("Common Stock") outstanding. The holders of Common Stock have the right to one vote for each share they held as of the record date.

        In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the Annual Meeting on June 12, 2015 and will be accessible for ten days prior to the meeting at our principal place of business, 10960 Wilshire Blvd, 23rd Floor, Los Angeles, CA 90024, between the hours of 9:00 a.m. and 5:00 p.m. local time.

What am I voting on?

        There are four matters scheduled for a vote:

  •
  Election of two Class I directors;

  •
  Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

  •
  Advisory approval of our executive compensation; and

  •
  Approval of a series of amendments to the Boingo Wireless, Inc. 2011 Equity Incentive Plan (the "Incentive Plan").

How do I vote?

        If on April 13, 2015, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. Stockholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

  •
  You may vote by using the Internet at www.proxyvote.com by following the instructions for Internet voting on the Notice or Proxy Card mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 11, 2015. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

  •
  You may vote by telephone by dialing 1-800-690-6903 and following the instructions for voting by phone on the Notice or Proxy Card mailed to you. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 11, 2015. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

  •
  You may vote by mail by requesting, completing and mailing in a paper proxy card, as outlined in the Notice.

        The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in "street name," you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) "For" the election of both nominees for director, (ii) "For" ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, (iii) "For" the advisory approval of our executive compensation, and (iv) "For" the approval of a series of amendments to the Incentive Plan. However, with respect to the election of directors and advisory approval of our executive compensation, if you are not a record holder, such as where your shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to the Secretary of the Company at 10960 Wilshire Boulevard, 23rd Floor, Los Angeles, California 90024.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under current NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered "non-discretionary" and therefore brokers are not permitted to vote your shares held in street name for the election of directors in the absence of instructions from you. In addition, the advisory vote on the compensation of the Company's named executive officers is "non-discretionary" and therefore brokers are not permitted to vote your shares held in street name in the absence of instructions from you. All of our proposals, except for Proposal 2, are "non-discretionary" and therefore if you hold your shares through a broker, nominee, fiduciary or other custodian, your shares will not be voted on those proposals unless you provide voting instructions to the record holder.

How many votes are needed to approve each proposal?

  •
  For Proposal 1, the election of directors, the two nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

  •
  To be approved, Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 must receive a "For" vote from the majority of all outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  To be approved, Proposal 3, advisory approval of our executive compensation, must receive a "For" vote from the majority of all outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect. However, the advisory approval of our executive compensation is advisory and non-binding in nature and cannot overrule any decisions made by the Board of Directors.

  •
  To be approved, Proposal 4, approval of a series of amendments to the Incentive Plan, must receive a "For" vote from a majority of all outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all shares outstanding on April 13, 2015, the record date, are represented at the meeting by stockholders present in person or by proxy. On the record date, there were 36,584,440 shares of Common Stock outstanding and entitled to vote. Thus 18,292,221 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the end of the Annual Meeting.

When are stockholder proposals due for next year's Annual Meeting?

        If you wish to submit a proposal to be considered for inclusion in next year's proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Secretary of the Company on or before January 1, 2016. If you wish to submit a proposal to be presented at the 2016 Annual Meeting of Stockholders but which will not be included in the Company's proxy materials, your Solicitation Notice, as defined in our bylaws, must be received by the Secretary of the Company at Boingo Wireless, Inc., 10960 Wilshire Blvd, 23rd Floor, Los Angeles, CA 90024, Attn: Secretary, no earlier than February 15, 2016 and no later than March 17, 2016. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Boingo Wireless' current bylaws may be found on the corporate governance subsection of the investor relations section of our corporate website at www.boingo.com.

 DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

DIRECTORS AND EXECUTIVE OFFICERS

        Our directors and executive officers, and certain information about each of them as of April 15, 2015 are set forth below.

Name	Age	Position with Boingo Wireless
David Hagan	54	Chief Executive Officer and Chairman of the Board
Nick Hulse	49	President
Peter Hovenier	47	Chief Financial Officer and Secretary
Dawn Callahan	45	Chief Marketing Officer
Derek Peterson	44	Chief Technology Officer
Tom Tracey	52	Senior Vice President of Operations
Charles Boesenberg	66	Lead Independent Director
Chuck Davis	54	Director
Michael Finley	54	Director
Terrell Jones	66	Director
Lance Rosenzweig	52	Director

        David Hagan has served as our Chief Executive Officer and a member of our Board of Directors since November 2004. He also served as our President from 2001 to May 2013. In August 2014, Mr. Hagan was elected as Chairman of our Board of Directors. Prior to joining us, Mr. Hagan served as Chief Executive Officer of FirstSource Corp., an e-commerce solutions provider, and as President and Chief Operating Officer of Ticketmaster Online CitySearch, an online ticket retailer and city website manager. Mr. Hagan has over 25 years of experience in senior management roles in the telecommunications industry with Sprint in the United States and Canada. Mr. Hagan is a member of the Consumer Electronics Association, or CEA, Board of Industry Leaders, the former Chairman of the CEA Wireless Division board, and the Vice Chairman of the CEA Executive Board. He received a B.S. from the University of Kansas and an M.B.A. from Baker University. The Board of Directors determined that Mr. Hagan should serve as a director based on his position as our Chief Executive Officer and his understanding of the wireless industry.

        Nick Hulse has served as our President since May 2013. Prior to joining Boingo, Mr. Hulse served as Chief Revenue Officer of the Rubicon Project, a digital media company. From July 2009 to March 2011, Mr. Hulse was Senior Vice President of Worldwide Sales at iPass Inc., a wireless Internet provider. From March 2008 until July 2009, Mr. Hulse was Executive Vice President, Worldwide Field Operations, for Tumbleweed Communications Corp., a provider of secure Internet communication solutions, which was acquired by Sopra Group SA in 2008. Mr. Hulse holds a degree in Marketing and Finance from Northumbria University in the United Kingdom.

        Peter Hovenier has served as our Chief Financial Officer since November 2012. Mr. Hovenier served as our Senior Vice President of Finance from June 2007 to November 2012, and served as our Vice President Finance and Administration from June 2002 to June 2007. Prior to joining us, Mr. Hovenier was Vice President Finance and Administration of Frontera Corporation, an application service provider. Prior to Frontera, he held financial management positions with GeoCities, a web-hosting service; MGM Studios, a media company; and Wyndham Hotels Corporation, a hospitality company. In 1995, Mr. Hovenier became a Certified Public Accountant in the State of Washington. Mr. Hovenier received a B.A. in Accounting from Western Washington University.

        Dawn Callahan has served as our Chief Marketing Officer since February 2014. Ms. Callahan served as our Senior Vice President of Marketing and Sales from January 2013 to February 2014 and as our Vice President of Consumer Marketing from March 2007 to January 2013. Prior to joining Boingo, she was Vice President of Marketing for the Southern California Region for Time Warner Cable.

Ms. Callahan holds a B.A. in Sociology from Washington State University and an M.B.A. in Entrepreneurship from Concordia University.

        Derek Peterson has served as our Chief Technology Officer since February 2014. Mr. Peterson served as our Senior Vice President of Engineering from January 2013 to February 2014, as our Vice President of Billing and Business Intelligence from June 2012 to January 2013, and our Director of Billing from April 2011 to June 2012. He is also an adjunct professor at Colorado Technical University, a position he has held since July 2008. Previously, Mr. Peterson was Director, Products at Oracle from July 2008 to April 2011, and Vice President, Engineering at United Online from April 2002 to July 2008. He is a veteran of Operation Desert Shield/Storm and Operation Joint Endeavor, having served with the United States Air Force. Mr. Peterson holds a B.S. in Computer Science from the University of Maryland, an M.A. in Education and Technology from the American Intercontinental University, and a Doctorate of Computer Science with a focus on Enterprise Information Systems from Colorado Technical University.

        Tom Tracey has served as our Senior Vice President of Operations since May 2011. Mr. Tracey served as our Vice President of Networks from January 2007 to May 2011. Before joining Boingo, he served as President and Chief Operating Officer of MDU Communications, and as Vice President of Broadband Services at EarthLink. Mr. Tracey holds a B.S. from San Diego State University and an M.B.A. from the Anderson School at the University of California Los Angeles.

        Charles Boesenberg has served as a member of our Board of Directors since March 2011, and was elected as our Lead Independent Director in August 2014. From 2002 to June 2006, Mr. Boesenberg served as the President and Chief Executive Officer and Chairman of the board of directors at NetIQ Corporation. Mr. Boesenberg served as a director of Interwoven, Inc. from July 2006 to March 2009, as a director of Ancestry.com Inc. from July 2006 to December 2012, as a director of Keynote Systems, Inc. from September 2006 until August 2013, and as a director of Websense, Inc. from January 2013 until June 2013. Mr. Boesenberg serves on the board of directors of Silicon Graphics International Corp. and Callidus Software Inc. Mr. Boesenberg holds a B.S. from Rose Hulman Institute of Technology and an M.S. in Business Administration from Boston University. The Board of Directors determined that Mr. Boesenberg should serve as a director based on his extensive experience serving on the boards of directors of other public companies, including experience dealing with corporate governance matters, and his executive management experience in other technology companies.

        Chuck Davis was appointed to our Board of Directors in August 2011. Since May 2014, Mr. Davis has served as Chairman, CEO and Director of Prodege LLC, a digital rewards platform whose leading property is swagbucks.com. Previously, since January 2013, Mr. Davis served as Executive Chairman and Director of Prodege LLC. Mr. Davis served variously as Executive Chairman and Director of The Teaching Company, a provider of educational materials. From January 2006 to June 2011, Mr. Davis served variously as Executive Chairman, Chairman and Chief Executive Officer of Fandango, an online retailer of movie tickets. In addition, following Fandango's acquisition by Comcast in May 2007, Mr. Davis also served as an Executive Vice President of Comcast Interactive Media until June 2011. Mr. Davis is currently a Venture Partner with Technology Crossover Ventures. Mr. Davis holds an A.B. in Urban Studies from Brown University and an M.B.A. from Harvard University. The Board of Directors determined that Mr. Davis should serve as a director based on his executive management experience with direct-to-consumer and e-commerce companies.

        Michael Finley was appointed to our Board of Directors in August 2013. Mr. Finley currently serves as the President, North America and previously served as the Senior Vice President of Global Business Development and as Vice President of Worldwide Carrier Relations for Qualcomm. Mr. Finley joined Nextel in 2002 as Area Vice President of Southern California and became Senior Vice President of General Business for the U.S. following its merger with Sprint. Mr. Finley served as President of the West Region and a Senior Vice President of Sprint Nextel before departing in 2008. Mr. Finley served as President of Verizon Wireless in Southern California, Vice President and General Manager in Sacramento, and was Vice President of Sales in Ohio for Airtouch Cellular. Mr. Finley previously held positions with Cellular One and McCaw Cellular. Mr. Finley received a B.S. and B.A. in Marketing from Creighton University and attended the General Manager Program in Executive Education at Harvard Business School. He currently serves on the board of the Los Angeles Sports and Entertainment Commission, and is a member of the Creighton University Hall of Fame. The Board of Directors determined that Mr. Finley should serve as a director based on his more than 30 years of experience in the wireless telecommunication industry.

        Terrell Jones has served as a member of our Board of Directors since 2013. From March 2004 to May 2013, Mr. Jones served as the chairman of the board of directors and a member of the audit committee of Kayak Software Corp., a travel search engine and service provider. Mr. Jones has also been the President of On, Inc., a travel and e-commerce consulting firm, since he founded it in May 2002, and has been Special Venture Partner at General Catalyst Partners since mid-2003. Mr. Jones previously served on the board of directors and audit committee of Earthlink, Inc., a publicly traded Internet service provider, from May 2003 until March 2011. He received a B.A. in History from Denison University. The Board of Directors determined that Mr. Jones should serve as a director based on his significant experience in the Internet and e-commerce industries, as well as public company audit and board experience.

        Lance Rosenzweig has served as a member of our Board of Directors since 2014. Mr. Rosenzweig currently serves as Operating Partner of Marlin Equity Partners, a global investment firm focused on providing corporate parents, shareholders, and other stakeholders with tailored solutions that meet their business and liquidity needs. Mr. Rosenzweig also serves as a board member of Quality Systems, Inc. Mr. Rosenzweig served as the Chief Executive Officer and President, Global Markets for Aegis USA, Inc., a leading business process outsourcing company that services major corporations in the healthcare, financial services, and other industries from 2013 through the company's sale in 2014. Mr. Rosenzweig served as the founder and Chief Executive Officer of LibertadCard, Inc., a provider of pre-paid debit and remit cards, since the company's inception in 2010 until November 2013. Mr. Rosenzweig has also co-founded and served as Chairman of the Board of PeopleSupport, Inc. since its inception in 1998, and as PeopleSuppport's Chief Executive Officer from 2002 through the company's sale in 2008. Mr. Rosenzweig was a founder, Chairman of the Board and President of Newcastle Group, a privately held plastics manufacturing company, from 1993 to 1997. He was also a founder of Unisite, a privately held wireless cell site management company, acquired by American Tower in 2000. Prior to 1993, Mr. Rosenzweig was a divisional Vice President at GE Capital, a Vice President in the investment banking group of Dean Witter (now Morgan Stanley), a Vice President in the investment banking group of Capel Court Pacific, and a Corporate Planning Manager of Jefferson Smurfit Group, a multinational packaging company. Mr. Rosenzweig received a B.S. in Industrial Engineering and an MBA from Northwestern University. The Board of Directors determined that Mr. Rosenzweig should serve as a director based on his significant experience in the wireless industry, as well as public company audit and board experience.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of the Board of Directors

        As required under the listing standards of the Nasdaq Global Market ("Nasdaq"), a majority of the members of a Nasdaq-listed company's board of directors must qualify as "independent," as affirmatively determined by its board of directors. Our Board of Directors consults with counsel to ensure that the Board of Directors' determinations are consistent with all relevant laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

        Management has reviewed the directors' and director nominee's responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth in this Proxy Statement, these questionnaires did not disclose any transactions, relationships, or arrangements that question the independence of our directors or director nominees. After reviewing this information, our Board of Directors affirmatively determined that all of our directors and director nominees are independent directors within the meaning of the applicable Nasdaq listing standards except for David Hagan.

Information Regarding the Board of Directors and its Committees

        As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Charles Boesenberg presides over these executive sessions. During 2014, the Board had an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Transaction Committee. In December 2014, the Transaction Committee was disbanded. The following table provides membership information for each of the Board committees during 2014:

Name	Audit		Compensation		Nominating and Governance		Transaction
Sky Dayton(1)					X	*	X
Charles Boesenberg	X	*	X	*			X
Chuck Davis			X		X	*
Michael Finley			X
David Hagan
Paul Hsiao(2).	X						X
Terrell Jones	X				X		X	*
Lance Rosenzweig	X

*
Committee Chair.

(1)
Mr. Dayton resigned from the Board in August 2014, and therefore did not serve on either the Nominating and Governance Committee or the Transaction Committee, or as Chair of the Nominating and Governance Committee, after that time.

(2)
Mr. Hsiao did not stand for reelection at the 2014 Annual Meeting, and therefore did not serve on the Audit or Transaction Committees after the 2014 Annual Meeting.

        Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation, Nominating and Governance and Transaction Committees meets the applicable rules and regulations regarding "independence" and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

        Our Audit Committee is responsible for, among other things:

  •
  selecting and hiring our independent auditors;

  •
  approving the audit and non-audit services to be performed by our independent auditors;

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  evaluating the qualifications, performance and independence of our independent auditors;

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  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

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  reviewing the adequacy and effectiveness of our internal control policies and procedures;

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  discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

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  preparing the Audit Committee Report in our annual proxy statement;

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  reviewing and monitoring actual and potential conflicts of interest of members of our Board of Directors and officers; and

  •
  reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

        Our Audit Committee charter can be found on the corporate governance section of our corporate website at www.boingo.com. Each of Charles Boesenberg, Paul Hsiao, Terrell Jones and Lance Rosenzweig served on the Audit Committee of the Board of Directors at various times during 2014. Mr. Hsiao did not stand for reelection at the 2014 Annual Meeting, and therefore did not serve on the Audit Committee after the 2014 Annual Meeting. The Audit Committee met six times during 2014.

        The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent as currently defined under Nasdaq listing standards. The Board of Directors has determined that Charles Boesenberg is an audit committee financial expert as defined by Item 407(d) of Regulation S-K. The Board made a qualitative assessment of Mr. Boesenberg's level of knowledge and experience based on a number of factors, including his prior experience as chief executive officer of two publicly traded companies, and prior service as a director on the audit committee of eight other public companies.

Compensation Committee

        Our Compensation Committee is responsible for, among other things:

  •
  reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

  •
  reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;

  •
  reviewing the succession planning for our executive officers;

  •
  reviewing and recommending compensation goals and bonus and equity compensation criteria for our employees;

  •
  reviewing and recommending compensation programs for directors;

  •
  preparing the compensation discussion and analysis and Compensation Committee report that the SEC requires in our annual proxy statement;

  •
  administering, reviewing and making recommendations with respect to our equity compensation plans; and

  •
  reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

        A more detailed description of the Compensation Committee's functions can be found in our Compensation Committee Charter. The charter is published in the corporate governance section of our website at www.boingo.com. Each of Charles Boesenberg, Chuck Davis and Michael Finley served on the Compensation Committee of the Board of Directors during 2014. All members of the Compensation Committee are independent as currently defined under Nasdaq listing standards.

        The Compensation Committee met six times during 2014. Mr. Hagan, our principal executive officer, does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Committee's deliberations about their compensation. Mr. Hovenier, our Chief Financial Officer, and Bethany Ellis, our Senior Vice President Human Resources, also assists the Committee in its executive officer, director and employee compensation deliberations. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

        In November 2013, the Compensation Committee engaged The Croner Company, an executive compensation consultancy firm, to advise it in determining a compensation peer group and with other compensation matters. The Croner Company continued to advise the Compensation Committee during 2014 on executive compensation-related matters. The Compensation Committee has determined that no impermissible conflict of interest applies in connection with The Croner Company's performance of its services for the Compensation Committee during 2014.

Nominating and Governance Committee

        Our Nominating and Governance Committee is responsible for, among other things:

  •
  assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board of Directors;

  •
  reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;

  •
  overseeing the evaluation of our Board of Directors and management;

  •
  recommending members for each Board committee to our Board of Directors;

  •
  reviewing and monitoring our code of business conduct and ethics; and

  •
  reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

        Our Nominating and Governance Committee charter can be found on the corporate governance section of our corporate website at www.boingo.com. Each of Sky Dayton, Chuck Davis and Terrell Jones served on the Nominating and Governance Committee of the Board of Directors at various times during 2014. Mr. Jones replaced Mr. Dayton on the Nominating and Governance Committee following Mr. Dayton's retirement from the Board in August 2014. All members of the Nominating and

Governance Committee are independent as currently defined under Nasdaq listing standards. The Nominating and Governance Committee met one time during 2014.

        Our Nominating and Governance Committee believes that the minimum qualifications and skills that candidates for director should possess include (a) the highest professional and personal ethics and values, (b) broad experience at the policy-making level in business, government, education, technology or public interest, (c) a commitment to enhancing stockholder value and (d) sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The committee also considers the following factors, in no particular order of importance: (a) various and relevant career experience, (b) relevant skills, such as an understanding of the Company's business, (c) financial expertise, (d) diversity and (e) local and community ties. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time.

        Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. While we do not have a formal policy on diversity, our Nominating and Governance Committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, our Nominating and Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

        The Nominating and Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        The Nominating and Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating and Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, the stockholder recommendation should be delivered to the Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation.

Transaction Committee

        Our Transaction Committee is responsible for, among other things:

  •
  reviewing and evaluating the terms and conditions, and to determine the advisability of, any potential acquisition of the Company or any acquisition by the Company (collectively, each a "Potential Transaction");

  •
  negotiating with any party with respect to the terms and conditions of any Potential Transaction or any alternative thereto and, if the Transaction Committee deems appropriate, but subject to the limitations of applicable law, approving the execution and delivery of documents in connection with any Potential Transaction or any alternative transaction on behalf of the Company;

  •
  determining whether a Potential Transaction or any alternative thereto negotiated by the Transaction Committee is fair to, and in the best interests of, the Company and its stockholders; and

  •
  recommending to the full Board what action, if any, should be taken by the Board with respect to a Potential Transaction or any alternative thereto.

        Each of Sky Dayton, Charles Boesenberg, Paul Hsiao and Terrell Jones served on the Transaction Committee of the Board of Directors at various times during 2014. All members of the Transaction Committee are independent as currently defined under Nasdaq listing standards. The Transaction Committee was disbanded in December 2014.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of Charles Boesenberg, Chuck Davis and Michael Finley served on the Compensation Committee of the Board of Directors during 2014. None of the members of the Compensation Committee was at any time during the 2014 fiscal year (or at any other time) an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

BOARD LEADERSHIP STRUCTURE

        We separated the positions of the Chairman of the Board and Chief Executive Officer until our previous Chairman of the Board, Sky Dayton, retired from our Board of Directors in August 2014. Mr. Dayton founded Boingo Wireless, and our Board of Directors determined that we would be best served by continuing to have a Chairman with deep operational and strategic knowledge of our business. Therefore, following Mr. Dayton's retirement, our Board of Directors combined the roles of Chairman and Chief Executive Officer, naming David Hagan, our Chief Executive Officer, as Chairman of the Board. In connection with this change, our Board also appointed Charles Boesenberg as our Lead Independent Director. Our Lead Independent Director is responsible for calling special meetings of the independent directors and chairing all meetings of the independent directors.

RISK OVERSIGHT MANAGEMENT

        Our Board provides risk oversight for our entire company by receiving management presentations, including risk assessments, from all functional areas of our company, and discussing these assessments with management. The Board's overall risk oversight is supplemented by the various committees. The Audit Committee discusses with management and our independent auditors our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures.

        Our Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs. Based upon this review, our Compensation Committee believes that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company in the future. Specifically, we believe that the elements of our compensation program do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount and thus do not encourage risk-taking. A significant proportion of the compensation provided to our executives, and a material amount of the compensation provided to other employees, is in the form of long-term equity awards that are important to help further align employee interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to our stock price, and because awards are staggered and subject to long-term vesting schedules to help ensure that employees have significant value tied to long-term stock price performance.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met five times during 2014. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which such member was a director or committee member. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2014. We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, and one director attended our 2014 Annual Meeting of Stockholders.

CODE OF BUSINESS CONDUCT AND ETHICS

        The Company has adopted the Boingo Wireless, Inc. Code of Business Conduct and Ethics that applies to all directors, officers and employees. A copy is available on the corporate governance section of our website at www.boingo.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver in its public filings, as required by law or securities market regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of March 23, 2015 by:

  •
  each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  our named executive officers;

  •
  each of our directors and director nominees; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

        This table lists applicable percentage ownership based on 36,509,952 shares of Common Stock outstanding as of March 23, 2015. Options to purchase shares of our Common Stock that are exercisable within 60 days of March 23, 2015 are deemed to be beneficially owned by the persons holding these options and convertible notes for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Restricted stock units that are expected to vest within 60 days of March 23, 2015 are also deemed to be beneficially owned for purposes of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock
5% Stockholders
Columbia Wanger Asset Management, LLC(2)	4,519,500	12.4%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
Entities affiliated with New Enterprise Associates, Inc.(3)	2,809,460	7.7%
1954 Greenspring Drive, Suite 600 Timonium, MD 21093-4135
Entities affiliated with Sky Dayton(4)	2,611,000	7.2%
Named Executive Officers, Directors and Director Nominees
Charles Boesenberg(5)	83,674	*
Dawn Callahan(6)	218,280	*
Chuck Davis(7)	54,404	*
Michael Finley	—	—
David Hagan(8)	1,805,931	4.9%
Peter Hovenier(9)	209,707	*
Nick Hulse(10)	181,978	*
Terrell Jones(11)	7,669	*
Derek Peterson(12)	46,905	*
Lance Rosenzweig	—	—
Tom Tracey(13)	127,984	*
All executive officers, directors and director nominees as a group (11 persons)	2,736,532	7.5%

*
Less than one percent.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o Boingo Wireless, Inc., 10960 Wilshire Blvd., 23rd Floor, Los Angeles, CA 90024.

(2)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2015. Columbia Wanger Asset Management, LLC ("CWAM") does not directly own any shares. As the investment adviser of Columbia Acorn Fund and various other investment companies and managed accounts, CWAM may be deemed to beneficially own the shares reported herein by Columbia Acorn Fund. Accordingly, the shares reported by CWAM include those shares separately reported herein by Columbia Acorn Fund. CWAM disclaims beneficial ownership of any shares.

(3)
The shares directly held by New Enterprise Associates 10, Limited Partnership ("NEA 10") are indirectly held by NEA Partners 10, Limited Partnership ("NEA Partners 10"), the sole general partner of NEA 10, and each of the individual general partners of NEA Partners 10. The individual general partners (collectively, the "Individual GPs") of NEA Partners 10 are M. James Barrett, Peter J. Barris and Scott D. Sandell. NEA Partners 10 and the Individual GPs share voting and dispositive power with regard to the shares held by NEA 10. NEA 10 has no voting or dispositive power with regard to any of the shares held by NEA 10 and disclaims beneficial ownership of such shares except to the extent of its actual pecuniary interest therein. All indirect holders of the above-referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein.

(4)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on April 16, 2015. Represents 2,370,000 shares held by The Dayton Family Trust of 1999, 205,000 shares held by The Dayton Children's Trust d/t/d 3/11/01 and 36,000 shares issuable to Mr. Dayton upon exercise of options that are currently exercisable.

(5)
Represents 35,674 shares held by Mr. Boesenberg and 48,000 shares issuable to Mr. Boesenberg upon exercise of options that are currently exercisable.

(6)
Represents 31,771 shares held by Ms. Callahan and 186,509 shares issuable to Ms. Callahan upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 23, 2015.

(7)
Represents 18,404 shares held by Mr. Davis and 36,000 shares issuable to Mr. Davis upon exercise of options that are currently exercisable.

(8)
Represents 457,601 shares held by Mr. Hagan and 1,348,330 shares issuable to Mr. Hagan upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 23, 2015.

(9)
Represents 75,924 shares held by Mr. Hovenier and 133,783 shares issuable to Mr. Hovenier upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 23, 2015.

(10)
Represents 53,854 shares held by Mr. Hulse, 124,999 shares issuable to Mr. Hulse upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 23, 2015, and 3,125 shares issuable to Mr. Hulse upon vesting of restricted stock units within 60 days of March 23, 2015.

(11)
Represents 7,669 shares held by Mr. Jones.

(12)
Represents 7,197 shares held by Mr. Peterson and 39,708 shares issuable to Mr. Peterson upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 23, 2015.

(13)
Represents 38,546 shares held by Mr. Tracey and 89,438 shares issuable to Mr. Tracey upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 23, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

        The Company filed late Forms 4 on behalf of the following executive officers due to delays in calculating withholding tax obligations in connection with the vesting and automatic settlement of restricted stock unit awards: David Hagan (three Forms 4 with respect to eighteen total transactions), Peter Hovenier (three Forms 4 with respect to eighteen total transactions), Nick Hulse (four Forms 4 with respect to twelve total transactions), Dawn Callahan (three Forms 4 with respect to eighteen total transactions), Michael Finley (one Form 4 with respect to three total transactions), Derek Peterson (three Forms 4 with respect to eighteen total transactions) and Tom Tracey (three Forms 4 with respect to eighteen total transactions). In addition, on behalf of Mr. Hagan, the Company filed one late Form 4 in connection with the exercise of stock options and subsequent sale of stock pursuant to a 10b5-1 trading plan. Other than this, we believe that during the fiscal year ended December 31, 2014, our directors, executive officers, and greater than 10% stockholders complied with all other applicable Section 16(a) filing requirements. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

* * *

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

        As provided by our Audit Committee Charter adopted in connection with our initial public offering, our Audit Committee is responsible for reviewing and approving in advance any related party transaction. Prior to our initial public offering, related party transactions were approved by our Board of Directors. Neither the Board of Directors nor the Audit Committee has adopted specific policies or guidelines relating to the approval of related party transactions. The members of our Audit Committee determine whether to approve a related party transaction in the exercise of their fiduciary duties as directors.

RELATED PARTY TRANSACTIONS

        In addition to the compensation arrangements with directors and named executive officers described elsewhere in this proxy statement, since January 1, 2014, there has not been a transaction or series of related transactions in which we were or are a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements

        We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

DIRECTOR COMPENSATION

Cash Compensation

        Non-employee directors of the Company are eligible for paid compensation for services provided as a director. For 2014, the Chairman of the Board was entitled to receive an annual cash retainer of $40,000 and each other non-employee member of our Board of Directors was entitled to receive an annual cash retainer of $30,000. In addition, the chair of our Audit Committee, Compensation Committee, Nominating and Governance Committee, and Transaction Committee were each entitled to an annual cash retainer of $30,000, $10,000, $6,000 and $20,000, respectively, and each non-employee director serving on each such committee was entitled to an annual cash retainer of $10,000, $5,000, $3,000 and $5,000, respectively.

Equity-Based Compensation

        Prior to 2013, the equity compensation program for our non-employee directors provided for the grant of stock options. Beginning in 2013 and continuing in 2014, our equity compensation program for non-employee directors has provided solely for the grant of restricted stock units ("RSU"). Accordingly, upon a non-employee director's initial election or appointment to our Board of Directors, the director will receive a one-time RSU award covering a number of shares equal to the quotient obtained by dividing $200,000 by the average of the closing sales price of our common stock for the five consecutive trading days prior to the date of grant. Such restricted stock units will vest 25% per year over a four-year period of continuous service. In addition, such RSUs will vest in full upon the earlier of (a) the occurrence of a change in control on or before the date the director's service with us terminates, or (b) the day immediately prior to our first regular annual meeting of stockholders that occurs in the fourth year following the date of grant.

        Following the conclusion of each regular annual meeting of stockholders, each continuing non-employee director will receive a RSU award covering a number of shares equal to the quotient obtained by dividing $120,000 by the average of the closing sales price of our common stock for the five consecutive trading days prior to the date of grant. In addition to the foregoing, the chair of our Audit Committee will receive a RSU award covering a number of shares equal to the quotient obtained by dividing $80,000 by the average of the closing sales price of our common stock for the five consecutive trading days prior to the date of grant. Such RSUs will vest in full upon the earliest of (a) the first anniversary of the date of grant, (b) the occurrence of a change in control on or before the date the director's service with us terminates, or (c) the day immediately prior to our first regular annual meeting of stockholders that occurs in the year following the date of grant.

        In September 2014, all outstanding stock options previously granted to our non-employee directors were amended to extend the time period post-service on our Board of Directors that vested stock options may be exercised from three months to twelve months, subject to the original expiration date of the option.

        The following table sets forth information about the compensation of each person who served as a director during the 2014 fiscal year, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(1)(2)(3)	Total ($)
Charles Boesenberg	75,000	200,622	275,622
Chuck Davis	39,500	120,370	159,870
Sky Dayton(4)	30,716	120,370	151,086
Michael Finley	35,000	120,370	155,370
Paul Hsiao(5)	20,596	—	20,596
Terrell Jones	61,500	120,370	181,870
Lance Rosenzweig(6)	16,667	197,426	214,093

(1)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the non-employee director in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Notes 2 and 15 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the assumptions made by the Company in determining the grant date fair value of its equity awards.

(2)
As of December 31, 2014, the above-listed non-employee directors held outstanding RSUs under which the following number of shares are issuable: Charles Boesenberg—31,201; Chuck Davis—18,720; Michael Finley—39,699; Terrell Jones—41,725; and Lance Rosenzweig—32,154.

(3)
As of December 31, 2014, the above-listed non-employee directors held outstanding options to purchase the following number of shares of our common stock: Charles Boesenberg—48,000; Chuck Davis—36,000; Sky Dayton—36,000; and Paul Hsiao—24,000.

(4)
Mr. Dayton resigned from our Board of Directors effective August 5, 2014.

(5)
Mr. Hsiao's term as a member of our Board of Directors concluded on June 13, 2014.

(6)
Mr. Rosenzweig joined our Board of Directors effective July 11, 2014.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis reviews and discusses our compensation programs and policies for the executive officers named in our Summary Compensation Table. This compensation discussion and analysis, which should be read together with the compensation tables and related disclosures included below, contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding our compensation decisions and programs.

        The executive officers named in our Summary Compensation Table, referred to as our named executive officers, are: David Hagan, Chief Executive Officer; Peter Hovenier, Chief Financial Officer; Dawn Callahan, Chief Marketing Officer; Nick Hulse, President; and Tom Tracey, Senior Vice President of Operations.

General Overview and Objectives of our Executive Compensation Programs

        Historically, our compensation programs have aimed to conserve cash while attracting and retaining executive officers who are highly motivated to grow our business in the long term. As with other emerging companies in the wireless industry and the technology sector generally, we emphasize equity compensation, through a mix of time-based and performance-based RSUs, to align the interests of management and stockholders, which we believe motivates the management team to grow the business in the long term. We believe that the total cash compensation of our named executive officers (including their base salary plus annual incentive bonus) should target the 50th percentile of our selected peer group and that total direct compensation (total cash compensation plus equity awards) should target the 60th percentile of our selected peer group.

        We recognize that our success depends to a great degree on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we designed, and intend to modify as necessary, our compensation and benefits program and philosophy in order to attract, retain and motivate talented, highly qualified and committed executive officers who share our business goals and corporate values. In doing so, we strive to reward clear, easily measured performance goals that keep our executive officers focused on accomplishing our long-term business objectives, while offering sufficient fixed compensation to remain competitive within our industry and geography. We expect to continue to emphasize this approach in the future.

        The principal objectives of our executive compensation programs are:

  •
  attracting, retaining and motivating talented and experienced executives;

  •
  rewarding executives whose knowledge, skills and performance are critical to and demonstrably contribute to our success; and

  •
  incentivizing our executives to manage our business as a team.

Compensation Overview

        With respect to our named executive officers in 2014:

  •
  base salaries were adjusted to account for promotions and cost of living increases;

  •
  annual target bonus amounts were increased for Messrs. Hagan and Hovenier based upon their performance and the recommendation of the Company's independent compensation consultant;

  •
  bonuses were paid under an annual cash incentive plan based upon our pre-established corporate financial objectives for 2014; and

  •
  we granted RSUs with both time-based and performance-based vesting to better align total direct compensation with the Company's peers and to address the lack of retention and incentive effects of underwater stock options.

        We generally review our executive compensation programs annually and make adjustments to individual compensation as appropriate, although we may make off-cycle adjustments if our Compensation Committee determines such changes are appropriate.

Role of the Compensation Committee, Board of Directors and Management in Setting Executive Compensation

        In general, our Compensation Committee makes compensation decisions regarding our named executive officers. During 2014, Messrs. Boesenberg, Davis, and Finley served as the committee members. The Compensation Committee has overall responsibility for overseeing and, together with input from the full Board of Directors as the committee deems appropriate, approving the compensation of our Chief Executive Officer and other executive officers.

        We anticipate that our Chief Executive Officer will continue to make recommendations to our Compensation Committee regarding compensation for other executive officers. However, while our Compensation Committee will consider our Chief Executive Officer's recommendations, it need not adopt these recommendations and may adjust them as it deems appropriate together with input from the full Board of Directors. The committee has authority to approve all compensation decisions regarding our executive officers, although our Board of Directors also retains concurrent authority. The committee may from time to time refer matters to the entire Board of Directors in order to obtain input from other directors prior to making a decision and, if appropriate, may submit matters for approval by the full Board of Directors.

Independent Compensation Consultant and Peer Group

        Our Compensation Committee has the authority to engage the services of outside consultants to assist it in making decisions regarding our executive compensation programs. In September 2012, our Compensation Committee retained Compensia as its independent compensation consultant to advise the committee in matters regarding the compensation of our executive officers and our Board of Directors. Neither the company nor our Board of Directors had previously worked with Compensia, which was selected in part because of its experience providing independent advice regarding compensation matters to Boards of Directors of companies and access to market data regarding compensation practices in the technology sector. Compensia was advised to set total cash compensation and total direct compensation between the 50th and 60th percentile.

        In 2013, the Compensation Committee, with the assistance of Compensia, reviewed and revised our peer group against which our executive compensation programs were reviewed, compared, and evaluated as a reference in setting 2013 compensation. The following constitutes the 2013 peer group:

• 8x8, Inc.	• OpenTable, Inc.
• Constant Contact, Inc.	• ORBCOMM Inc.
• Demand Media, Inc.	• RealD Inc.
• Globestar Technnology, Inc.	• Responsys, Inc.
• iPass Inc.	• ServiceSource International, Inc.
• Limelight Networks, Inc.	• ShoreTel Inc.
• LivePerson, Inc.	• Synchronoss Technologies, Inc.
• LogMeIn, Inc.	• TeleNav Inc.
• Meru Networks, Inc.	• USA Mobility Inc.
• Neutral Tandem, Inc.	• Yelp Inc.

        In early 2014, the Compensation Committee retained The Croner Company to advise the Committee regarding the compensation of our executive officers and non-employee directors, replacing Compensia. The Compensation Committee believed that The Croner Company's deep expertise in the technology industry would provide the Committee with relevant and targeted advice. The Compensation Committee directed The Croner Company to advise the Committee on setting a compensation peer group for 2014 for the purpose of evaluating the different components of compensation paid to our named executive officers. The direction of the Compensation Committee in setting a peer group was to include companies within 50% to 200% of the Company's revenue and market cap, with similar business models and technology companies located in the Los Angeles area, as well as remove companies that are no longer viable as a result of material business changes (e.g., OpenTable, Inc., which was acquired by Priceline in July 2014, and Demand Media, Inc., due to its business model and size).

        In November 2014, the Compensation Committee approved the recommendation of The Croner Company to adopt the following peer group for future compensation decisions:

• 8x8, Inc.	• Procera Networks, Inc.
• Constant Contact, Inc.	• RealD Inc.
• Globestar Technnology, Inc.	• Responsys, Inc.
• iPass Inc.	• ServiceSource International, Inc.
• Limelight Networks, Inc.	• ShoreTel Inc.
• LivePerson, Inc.	• Sonus Networks, Inc.
• LogMeIn, Inc.	• Spok Holdings, Inc.
• MaxLinear, Inc.	• Synchronoss Technologies, Inc.
• Meru Networks, Inc.	• TeleNav Inc.
• Neutral Tandem, Inc.	• USA Mobility Inc.
• Numerex Corp.	• Yelp Inc.
• ORBCOMM Inc.

        The compensation data from the foregoing peer group of companies developed with The Croner Group is used as a reference point for evaluating our executive compensation program. We believe that the total cash compensation of our named executive officers (including their base salary plus annual incentive bonus) should target the 50th percentile of our selected peer group and that total direct compensation (total cash compensation plus equity awards) should target the 60th percentile of our selected peer group.

Role of Stockholder Say-on-Pay Votes

        We provide our stockholders with the opportunity to cast a triennial advisory vote on executive compensation, or a Say-on-Pay proposal. At our annual meeting of stockholders held in June 2012, more than 99% of the votes cast on the Say-on-Pay proposal at that meeting were voted in favor of the compensation of our named executive officers, as described in the proxy statement for the 2012 annual meeting. Accordingly, the Compensation Committee believes that this affirms stockholder support for our executive compensation policies and practices, and no material changes were made to such policies and practices in 2013 or 2014 as a result of our Say-on-Pay proposal and voting results in June 2012. The Compensation Committee will continue to consider the results of future Say-on-Pay votes when making future compensation decisions for our named executive officers. As we announced after our 2012 annual meeting, we will provide our shareholders the opportunity to cast an advisory Say-on-Pay vote on a triennial basis, until the next advisory vote on this matter is held. Our stockholders are being asked to vote on an advisory Say-on-Pay proposal as disclosed in this proxy statement and in favor of the compensation of our named executive officers described herein.

Risk Considerations

        As discussed in "Risk Oversight Management" above, the Compensation Committee reviews our compensation programs annually and concluded in 2014 that such programs do not create risks that could be reasonably likely to have a material adverse effect on us.

Elements of Compensation

        Our executive compensation program currently includes the following components:

  •
  annual base salary;

  •
  annual cash incentive bonus;

  •
  equity-based awards, including both time-based and performance-based awards; and

  •
  certain benefits upon involuntary termination of employment under specified circumstances.

        The weight of each of these components has not to date been determined by any particular formula, although our overall mix of total compensation has historically emphasized and continues to emphasize equity-based awards for their long-term incentive and retention value. The specific mix of components has been and will continue to be within the discretion and business judgment of our Board of Directors and the Compensation Committee, which have placed greater emphasis on considerations specific to the individual holding a particular executive position than on general market data.

  Base Salary

        We provide a base salary to our named executive officers to compensate them for services rendered on a day-to-day basis during the year and to provide sufficient fixed cash compensation to allow them to focus on their ongoing responsibilities. The base salaries of all executive officers are reviewed annually and adjusted when necessary to reflect individual roles and performance as well as market conditions. In February 2014, as a part of the annual review process and to account for increases in costs of living, the base salaries of each of Messrs. Hagan, Hovenier and Hulse were increased 3%: Mr. Hagan's base salary was increased from $450,000 to $463,500, Mr. Hovenier's base salary was increased from $300,000 to $309,000, and Mr. Hulse's base salary was increased from $325,000 to $334,750. Following her promotion to Chief Marketing Officer, Ms. Callahan's base salary was set at $260,000 for 2014. Following his appointment as a Section 16 executive officer, Mr. Tracey's base salary was set at $260,000 for 2014.

        In connection with the Compensation Committee's annual review process in February 2015, the base salaries of our named executive officers were each increased for 2015, to account for both an increase in the cost of living and to more closely align the executives with the 50th percentile for total cash compensation of our peer group. The named executive officers received a base salary increase ranging from 3% to 8%, with Mr. Hagan receiving the largest increase at 8% to position him at 98% of the 50th percentile of our peer group. The actual base salary increases that our named executive officers received are as follows: Mr. Hagan's base salary was increased from $463,500 to $500,000; Mr. Hovenier's base salary was increased from $309,000 to $324,000; Mr. Hulse's base salary was increased from $334,750 to $345,000; Ms. Callahan's base salary was increased from $260,000 to $276,000; and Mr. Tracey's base salary was increased from $260,000 to $268,000.

  Annual Cash Incentive Bonuses

        We use annual cash incentive bonuses to reward our named executive officers for the achievement of company performance goals. Each year, we adopt new corporate financial objectives under our management incentive compensation plan to motivate and reward our senior executives, including our named executive officers, to attain specific short-term performance objectives that, in turn, further our long-term business objectives. These objectives are based upon corporate targets, rather than individual objectives. In setting target payout levels under our management incentive compensation plan, our Board of Directors and Compensation Committee considered historical payouts, the total cost to the company should performance objectives be achieved and our retention needs. The Compensation

Committee retains discretion to reduce or eliminate payment under our management incentive compensation plan.

        The performance goals under our management incentive compensation plan include two corporate financial objectives, each with an established threshold and maximum achievement level. The relative weighting of each financial objective, together with 2014 target levels, actual achievement, and the percentage of target achieved, is as follows:

Financial Objective	Relative Weighting	2014 Target Level Achievement	Actual 2014 Achievement Metrics		% of Target Achieved
Revenue	80%	$122,000,000	$119,297,000		98	%(1)
Adjusted EBITDA(2)	20%	$28,300,000	$23,000,000	(3)	81%

(1)
For 2014, the revenue portion of the annual incentive bonus was determined and paid on a quarterly basis, with the following target levels of achievement, weightings and actual achievement:

Applicable Quarter	Relative Weighting	Target Level Achievement	Actual Achievement	% of Target Achieved
1	16%	$24,400,000	$26,452,000	108%
2	18%	$27,450,000	$28,396,000	103%
3	22%	$33,550,000	$30,822,000	92%
4	24%	$36,600,000	$33,627,000	92%
(2)
For a discussion of Adjusted EBITDA, see footnote 1 to "Selected Financial Data" included in our Annual Report on Form 10-K.

(3)
Excludes a one-time cost to terminate one of our venue contracts.

        For each financial target, achievement of the target equates to 100% of the bonus payout and for up to 120% of the target, there is a bonus payout of 150%. With respect to the revenue objectives, underachievement at the floor of 90% of the financial targets results in a bonus payout of 50% for the objective, while with respect to the EBITDA objective, underachievement at the floor of 70% of the financial target results in 50% of the bonus payout for the objective. Below the floor levels of each of the financial targets, there is no target payout. In the event of any under- or over-achievement, straight-line interpolation is applied from target levels.

        Target bonuses for our named executive officers under the 2014 plan were as follows:

Executive Officer	% Bonus Financial Objectives(1)	Target Bonus ($)
David Hagan	100%*	$463,500
Peter Hovenier	75%*	$231,750
Dawn Callahan	55%	$143,000
Nick Hulse	75%	$251,062
Tom Tracey	55%	$143,000

*
Includes for Mr. Hagan an increase from his 2013 target bonus percentage of 95% and for Mr. Hovenier an increase from his 2013 target bonus percentage of 60%.

(1)
Bonus targets are expressed as a percentage of the executive's base salary.

        Our Compensation Committee met in February 2015 and determined the achievement of the financial objectives applicable under the management incentive compensation plan for 2014 at an 80% level as follows: Mr. Hagan—$368,398; Mr. Hovenier—$184,199; Ms. Callahan—$113,659; Mr. Hulse—$199,549; and Mr. Tracey—$113,659. The portion of these amounts attributable to revenue were paid on a quarterly basis; any remaining unpaid amounts, including the portion attributable to adjusted EBITDA, were paid following the end of the calendar year.

        In February 2015, our Compensation Committee also approved a new set of performance goals under our management incentive compensation plan for 2015 that are closely aligned with the 2014 plan: 80% of the performance goals will again be related to the achievement of quarterly revenue targets and 20% will again be related to the achievement of an annual EBITDA target. The 2015 plan has similar threshold, target and maximums as were in effect for 2014, although for the quarterly revenue targets, achievement at up to 110% of the target (instead of 120% of the target) will result in a bonus payout of 150%. No changes were made to the target bonuses for our named executive officers for 2015, which are a percentage of base salary and are as follows: Mr. Hagan—100%; Messrs. Hovenier and Hulse—75%; Ms. Callahan and Mr. Tracey—55%.

  Equity-Based Awards

        We believe that equity-based awards encourage our named executive officers to focus on the long-term performance of our business. Our Board of Directors grants equity awards to executives and other employees in order to enable them to participate in the long-term appreciation of our stock price. Additionally, we believe our equity awards provide an important retention tool for our named executive officers, as they are subject to multi-year vesting. To date, we have not adopted stock ownership guidelines for our named executive officers.

        Historically, we granted equity-based awards in the form of stock options, including options granted at the commencement of employment and additional awards each year. The size of the initial option grant made to each named executive officer upon joining our company is primarily based on competitive conditions applicable to the named executive officer's specific position. We also consider the number of shares underlying options granted to other executives in comparable positions within our company using a model that considers options awarded as a percentage of shares outstanding. For subsequent equity grants to our named executive officers, our Compensation Committee receives input from our Chief Executive Officer and expects to receive input from its compensation consultants in the future.

        Due to a need to retain and motivate our executive team in light of a significant number of "underwater" stock options and considering the competitive conditions in the wireless industry in which we compete for executive talent, the compensation committee began granting RSUs to our named executive officers and other employees in March 2013. After reviewing reports from our compensation consultant in February 2014, we determined that additional equity awards granted to our named executive officers and other employees should continue to be in the form of RSUs; provided, however, that the compensation committee determined that a portion of the RSUs granted to our officers, including our named executive officers, should be performance-based, instead of vesting based solely on service to us. Our Compensation Committee determined that a mixture of 2/3 time-based RSUs and 1/3 performance-based RSUs would be appropriate for 2014 and provide the appropriate incentive and retention aspects for our named executive officers. Accordingly, we granted the following RSUs to our named executive officers in February 2014 with solely time-based vesting: Mr. Hagan—208,362 units; Mr. Hovenier—104,181 units; Ms. Callahan—34,727 units; Mr. Hulse—138,908 units; and Mr. Tracey—34,727 units. The foregoing retention awards vest in twelve successive equal quarterly installments commencing on June 1, 2014.

        In addition, our named executive officers were granted the following performance-based RSUs in February 2014: Mr. Hagan—102,626 units; Mr. Hovenier—51,313 units; Ms. Callahan—17,104 units; Mr. Hulse—68,417 units; and Mr. Tracey—17,104 units. The number of performance-based RSUs that each named executive officer was eligible to vest in was based on the annual revenue growth rate achieved by the Company during the fiscal year ended December 31, 2014, as compared with the prior fiscal year, and determined as follows:

Annual Revenue Growth Rate in Fiscal Year 2014	Maximum Percentage of RSUs Eligible to Vest*
Less than 7.0%	0.0%
7.0%	50.00%
8.0%	56.25%
9.0%	62.50%
10.0%	68.75%
11.0%	75.00%
12.0%	81.25%
13.0%	87.50%
14.0%	93.75%
15.0% or more	100.00%

*
Straight-line interpolation for amounts between the increments set forth above.

        Our Compensation Committee met in February 2015 and determined that the rate at which our annual revenue grew during the 2014 fiscal year over the prior fiscal year was at 11.8% and that 80% of the performance-based RSUs would be eligible to vest, subject to the named executive officer's satisfaction of the service-based vesting conditions also applicable to such RSUs. 33 1/3% of the performance-based RSUs which are eligible to be earned subject to service-based vesting conditions vested on March 1, 2015, and the remainder will vest in eight equal quarterly installments thereafter, such that the RSUs will be fully vested on March 1, 2017, subject to the named executive officer's continued service with the Company through each applicable vesting date.

        In February 2015, our Compensation Committee also granted additional RSUs to our named executive officers. As with the RSUs granted to our named executive officers in February 2014, the Compensation Committee determined that the RSUs to be granted should be a mixture of both time-based and performance-based, with 2/3 subject to solely time-based vesting and 1/3 subject to performance-based vesting based on revenue growth.

        We do not have, nor do we plan to establish, any program, plan or practice to time equity award grants in coordination with releasing material non-public information, nor do we have any established grant schedule. However, we generally grant equity awards—including stock options and RSUs—on a day when our trading window is open.

  Severance and Change of Control Benefits

        Our Board of Directors believes that it is necessary to offer senior members of our executive team severance benefits to ensure that they remain focused on executing our strategic plans, including in the event of a proposed or actual acquisition. We have entered into employment agreements with our named executive officers to provide them with additional severance benefits upon an involuntary termination of employment under specified circumstances prior to and following a change of control. The terms of these agreements are described below in "Severance or Employment Agreements."

  Perquisites

        We do not provide any significant perquisites or other personal benefits to our named executive officers.

  Benefits

        We provide the following benefits, which we believe are typical of the companies with which we compete for employees, to our named executive officers on the same basis provided to all of our employees:

  •
  health, dental and vision insurance;

  •
  life insurance and accidental death and dismemberment insurance;

  •
  a 401(k) plan;

  •
  an employee assistance plan;

  •
  short and long-term disability insurance;

  •
  a medical and dependent care flexible spending account; and

  •
  a health savings account.

Certain Corporate Governance Considerations

        We currently do not require our executive officers to own a particular number of shares of our common stock. The Compensation Committee is satisfied that stock and option holdings among our executive officers are sufficient at this time to provide motivation and to align their interests with those of our stockholders. However, we prohibit all directors and employees from hedging their economic interest in the Company securities that they hold.

Tax Considerations

        We do not provide any tax gross-ups to our executive officers or directors.

        Section 162(m) of the Code limits deductibility of certain compensation to $1.0 million per year for the Chief Executive Officer and the three other executive officers (other than the Chief Financial Officer) who are highest paid and employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation. The stock options and performance-based RSUs we have granted to named executive officers to date are designed to qualify as performance-based compensation for purposes of Section 162(m), and we expect compensation amounts related to such options and performance-based RSUs to be fully deductible. At the time of our 2015 annual stockholders meeting, we will no longer qualify for special rules under Section 162(m) that apply to companies that have recently gone public. So that we may continue after this post-initial public offering period to grant qualifying performance-based compensation, we are submitting our amended 2011 Equity Incentive Plan for re-approval by our stockholders through Proposal 4 in this proxy statement. If approved, it will allow us to grant cash and equity awards exempt from this deduction limitation rule. Please see Proposal 4 below.

        While our Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, our Compensation Committee may exercise discretion to pay nondeductible compensation if following the requirements of Section 162(m) would not be in the interests of our stockholders.

COMPENSATION COMMITTEE REPORT(1)

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        Submitted by the following members of the Compensation Committee:

Charles Boesenberg Chuck Davis Michael Finley

2014 SUMMARY COMPENSATION TABLE

        The following table provides information regarding the compensation of our "principal executive officer," our "principal financial officer," and our next three most highly compensated executive officers during the 2014 fiscal year. We refer to these individuals as our "named executive officers."

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
David Hagan	2014	463,500	1,825,531	—	368,398	7,650	2,665,079
Chief Executive Officer	2013	450,000	949,469	—	156,277	7,500	1,563,246
	2012	414,498	—	—	146,205	7,530	568,233
Peter Hovenier	2014	309,000	912,765	—	184,199	7,650	1,413,614
Chief Financial Officer	2013	300,000	427,263	—	65,801	7,500	800,564
	2012	242,750	—	—	57,881	7,505	308,136
Dawn Callahan(4)	2014	260,000	304,253	—	113,659	7,650	685,562
Chief Marketing Officer	2013	240,000	213,632	—	48,254	7,500	509,386
Nick Hulse(5)	2014	334,750	1,217,018	—	199,549	—	1,751,317
President	2013	216,667	358,500	866,975	59,566	—	1,501,708
Tom Tracey(6)	2014	260,000	304,253	—	113,659	7,650	685,562
Senior Vice President,	2013	250,000	213,632	—	50,265	7,500	521,397
Operations

(1)
The amounts in this column represent the aggregate grant date fair value of stock awards or option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Notes 2 and 15 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the assumptions made by the Company in determining the grant date fair value of its equity awards. Each named executive officer was granted performance-based RSUs in March 2014, the vesting of which was tied to the annual revenue growth rate achieved by the Company during the 2014 fiscal year, as compared with the prior fiscal year, as described in greater detail in the "Equity-Based Awards" section of the "Compensation Discussion and Analysis" beginning on page 19. The grant date fair

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Boingo Wireless under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

  value of the performance-based RSUs assuming the maximum revenue growth rate was achieved is included in this column. A revenue growth rate of 11.8% has since been achieved, resulting in 80% of the performance-based RSUs becoming eligible to vest.

(2)
Represent amounts paid under our management incentive compensation plan.

(3)
The amounts shown for 2014 as All Other Compensation include matching contributions made under our 401(k) plan during 2014. The 401(k) contributions are provided to our executive officers on the same basis as that provided to all other regular U.S. employees.

(4)
Ms. Callahan served as our Senior Vice President of Marketing and Sales from January 2013 to February 2014, at which time she was promoted to Chief Marketing Officer. Ms. Callahan was not a named executive officer in the Company's 2012 Proxy Statement, and therefore this table does not provide 2012 data for her.

(5)
Mr. Hulse was appointed as President in May 2013; as a result, this table does not provide 2012 data for him.

(6)
Mr. Tracey served as our Vice President of Networks from January 2007 to May 2011, at which time he was promoted to Senior Vice President of Operations. Mr. Tracey was not a named executive officer in the Company's 2012 Proxy Statement, and therefore this table does not provide 2012 data for him.

2014 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth certain information regarding each plan-based award granted to our named executive officers during our 2014 fiscal year.

						Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)
			Estimated Future/Possible Payouts Under Non-Equity Incentive Plan Awards(1)
									Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Board Approval Date	Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)
David Hagan	N/A	N/A	231,750	463,500	695,250	—	—	—	—
	3/1/14	2/20/14	—	—	—	—	—	208,362	$1,225,169
	3/1/14	2/20/14	—	—	—	51,313	102,626	—	$600,362
Peter Hovenier	N/A	N/A	115,875	231,750	347,625	—	—	—	—
	3/1/14	2/20/14	—	—	—	—	—	104,181	$612,584
	3/1/14	2/20/14	—	—	—	25,656	51,313	—	$300,181
Dawn Callahan	N/A	N/A	71,500	143,000	214,500	—	—	—	—
	3/1/14	2/20/14	—	—	—	—	—	34,727	$204,195
	3/1/14	2/20/14	—	—	—	8,552	17,104	—	$100,058
Nick Hulse	N/A	N/A	125,531	251,062	376,593	—	—	—	—
	3/1/14	2/20/14	—	—	—	—	—	138,908	$816,779
	3/1/14	2/20/14	—	—	—	34,208	68,417	—	$400,239
Tom Tracey	N/A	N/A	71,500	143,000	214,500	—	—	—	—
	3/1/14	2/20/14	—	—	—	—	—	34,727	$204,195
	3/1/14	2/20/14	—	—	—	8,552	17,104	—	$100,058

(1)
Each named executive officer was granted a non-equity incentive plan award pursuant to our 2014 management incentive compensation plan which is discussed in greater detail in the "Annual Cash Incentive Bonuses" section of the "Compensation Discussion and Analysis," beginning on page 17. The amounts show in the "target" column reflect the target payout under the plan. The target amount is equal to 100% of Mr. Hagan's annual base salary, 75% of Messrs. Hovenier's and Hulse's annual base salaries, and 55% of Ms. Callahan's and Mr. Tracey's annual base salary. The amounts shown in the "minimum" column reflect the minimum payout of 50% of the target bonus amount if 90% of the revenue and 70% of the EBITDA targets are achieved. The amounts shown in the "maximum" column reflect the maximum payout of 150% of the target bonus amount if both the revenue and EBITDA targets are achieved at 120%. The actual amounts paid to each named executive officer are shown in the Summary Compensation Table on page 21.

(2)
Each of our named executive officers was granted performance-based RSUs under our 2011 Equity Incentive Plan, vesting of which is contingent upon the annual revenue growth rate achieved by the Company during the 2014 fiscal year, as compared with the prior fiscal year. The number of RSUs reflected in the table above as the "threshold" requires an annual revenue growth rate of at least 7% over the prior fiscal year and assumes that the named executive officer will remain employed by the Company for a two-year period thereafter. The number of RSUs reflected in the table above as the "target" requires an annual revenue growth rate of at least 15% or more over the prior fiscal year and assumes that the named executive officer will remain employed by the Company for a two-year period thereafter. No "maximum" is applicable to these awards, as full vesting of the RSUs may be achieved (subject to continued employment for a two-year period thereafter) at the "target."

(3)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Notes 2 and 15 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the assumptions made by the Company in determining the grant date fair value of its equity awards. For the performance-based RSUs, the grant date fair value assumes the maximum revenue growth rate would be achieved. A revenue growth rate of 11.8% has since been achieved, resulting in 80% of the performance-based RSUs becoming eligible to vest.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

        The following table sets forth information regarding each unexercised option and all unvested RSUs held by each of our named executive officers as of December 31, 2014.

        The vesting schedule applicable to each outstanding award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to the options and restricted stock held by our named executive officers, please see the section titled "2014 Potential Payments Upon Termination or Change in Control" below.

			Option Awards						Stock Awards
Name	Date of Grant	Initial Vesting Date	Number of Securities Underlying Unexercised Options— Vested (#)	Number of Securities Underlying Unexercised Options— Unvested (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
David Hagan	03/07/07	03/07/08	359,280	—		—	$1.40	03/07/17	—		—	—		—
	08/21/07	08/21/08	692,716	—		—	$1.40	08/21/17	—		—	—		—
	12/31/09	12/31/10	44,000	—		—	$1.40	12/31/19	—		—	—		—
	12/31/09	05/04/12	24,087	—		—	$1.40	12/31/19	—		—	—		—
	12/31/09	05/04/12	19,913	—		—	$1.40	12/31/19	—		—	—		—
	05/03/11	06/03/12	243,981	133,796	(2)	—	$13.50	05/03/21	—		—	—		—
	03/04/13	03/01/14	—	—		—	—	—	19,617	(3)	150,462	—		—
	03/01/14	06/01/14	—	—		—	—	—	156,272	(4)	1,198,606	—		—
	03/01/14	03/01/15	—	—		—	—	—	—		—	51,313	(5)	393,571

			1,383,977	133,796		—			175,889		1,349,068	51,313		393,571

Peter Hovenier	08/21/07	08/21/08	45,783	—		—	$1.40	08/21/17	—		—	—		—
	12/31/09	12/31/10	18,000	—		—	$1.40	12/31/19	—		—	—		—
	05/03/11	06/03/12	86,111	47,222	(2)	—	$13.50	05/03/21	—		—	—		—
	03/04/13	03/01/14	—	—		—	—	—	8,828	(3)	67,711	—		—
	03/01/14	06/01/14	—	—		—	—	—	78,136	(4)	599,303	—		—
	03/01/14	03/01/15	—	—		—	—	—	—		—	25,656	(5)	196,782

			149,894	47,222		—	—	—	86,964		667,014	25,656		196,782

Dawn Callahan	03/22/07	03/22/08	55,375	—		—	$1.40	03/22/17	—		—	—		—
	04/22/09	04/22/10	7,800	—		—	$1.40	04/22/19	—		—	—		—
	12/31/09	12/31/10	20,000	—		—	$1.40	12/31/19	—		—	—		—
	12/31/09	03/03/11	20,000	—		—	$1.40	12/31/19	—		—	—		—
	05/03/11	06/03/12	71,759	39,352	(2)	—	$13.50	05/03/21	—		—	—		—
	03/04/13	03/01/14	—	—		—	—	—	4,414	(3)	33,855	—		—
	03/01/14	06/01/14	—	—		—	—	—	26,045	(4)	199,765	—		—
	03/01/14	03/01/15	—	—		—	—	—	—		—	8,552	(5)	65,594

			174,934	39,352		—	—	—	30,459		233,620	8,552		65,594

Nick Hulse	05/01/13	05/01/14	98,958	151,042	(6)	—	$7.17	05/01/23	—		—	—		—
	05/01/13	05/01/14	—	—		—	—	—	31,250	(7)	239,688	—		—
	03/01/14	06/01/14	—	—		—	—	—	104,181	(4)	799,068	—		—
	03/01/14	03/01/15	—	—		—	—	—	—		—	34,208	(5)	262,375

			98,958	151,042		—	—	—	123,856		1,038,756	34,208		262,375

Tom Tracey	04/22/09	04/22/10	750	—		—	$1.40	04/22/19	—		—	—		—
	12/31/09	12/31/10	4,583	—		—	$1.40	12/31/19	—		—	—		—
	12/31/09	03/03/11	771	—		—	$1.40	12/31/19	—		—	—		—
	05/03/11	06/03/12	71,759	39,352	(2)	—	$13.50	05/03/21	—		—	—		—
	03/04/13	03/01/14	—	—		—	—	—	4,144	(3)	33,855	—		—
	03/01/14	06/01/14	—	—		—	—	—	26,045	(4)	199,765	—		—
	03/01/14	03/01/15	—	—		—	—	—	—		—	8,552	(5)	65,594

			77,863	39,352		—	—	—	30,459		233,620	8,552		65,594

(1)
The closing price of a share of our common stock on December 31, 2014 was $7.67.

(2)
Shares underlying the option vest in a series of 48 successive equal monthly installments commencing on the initial vesting date.

(3)
Shares underlying the RSU award vest with respect to 50% of the shares on the initial vesting date, and an additional 12.5% of the underlying shares will vest over a series of four successive equal quarterly installments over each additional quarter of service thereafter.

(4)
Shares underlying the RSU award vest in a series of twelve successive equal quarterly installments commencing on the initial vesting date.

(5)
Vesting of the shares underlying the performance-based RSU award is contingent upon the annual revenue growth rate achieved by the Company during the 2014 fiscal year, as compared with the prior fiscal year, as well as continued service for a two-year period following the initial vesting date. In accordance with SEC rules, the number of shares in the table above and the corresponding value of such shares reflects threshold performance.

(6)
Shares underlying the option vest with respect to 25% of the shares on the initial vesting date, and with respect to the balance in a series of 36 successive equal monthly installments thereafter.

(7)
Shares underlying the RSU award vest with respect to 25% of the shares on the initial vesting date, and with respect to the balance in a series of twelve successive equal quarterly installments thereafter.

2014 OPTION EXERCISES AND STOCK VESTED

        The following table shows the number of shares acquired upon exercise of options by each named executive officer during the 2014 fiscal year and the number of restricted stock units held by each named executive officer that vested during the 2014 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
David Hagan	282,253	1,914,683	189,410	1,259,803
Peter Hovenier	—	—	87,839	585,654
Dawn Callahan	—	—	39,579	261,589
Nick Hulse	—	—	53,477	373,105
Tom Tracey	—	—	39,579	261,589

(1)
The value realized on exercise represents the number of shares acquired multiplied by the excess of the market value of the common stock upon exercise over the applicable exercise price per share of the option.

(2)
Represents the closing price of a share of our common stock on the date of vesting multiplied by the number of shares that have vested.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

        We do not provide a pension plan for our employees, and no named executive officers participated in a nonqualified deferred compensation plan during 2014.

2014 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Please see "Severance or Employment Agreements" below for a description of the severance arrangements for our named executive officers.

        The following table describes the potential payments and benefits for each of our named executive officer's under their employment agreements upon an involuntary termination, as if each officer's employment terminated as of December 31, 2014.

Name	Benefit	Qualifying Involuntary Termination of Employment ($)	Qualifying Involuntary Termination of Employment within 12 months after a Change in Control ($)
David Hagan	Cash Severance	927,000	927,000
	Health Benefits	23,737	23,737
	Vesting of Options(1)	—	—
	Vesting of RSUs(2)	1,215,887	2,136,210

	Total Value	2,166,624	3,086,947

Peter Hovenier	Cash Severance	540,750	540,750
	Health Benefits	17,469	17,469
	Vesting of Options(1)	—	—
	Vesting of RSUs(2)	334,067	1,060,585

	Total Value	892,286	1,618,804

Dawn Callahan	Cash Severance	195,000	403,000
	Health Benefits	8,902	11,869
	Vesting of Options(1)	—	—
	Vesting of RSUs(2)	100,444	364,808

	Total Value	304,346	779,677

Nick Hulse	Cash Severance	585,813	585,813
	Health Benefits	17,469	17,469
	Vesting of Options(1)	31,250	75,521
	Vesting of RSUs(2)	451,016	1,563,514

	Total Value	1,085,548	2,242,317

Tom Tracey	Cash Severance	195,000	403,000
	Health Benefits	13,101	17,469
	Vesting of Options(1)	—	—
	Vesting of RSUs(2)	100,444	364,808

	Total Value	308,545	785,277

(1)
The value of vesting of stock options shown above assumes that each executive's qualifying termination of employment and change of control (if applicable) occurred on December 31, 2014, and was calculated by multiplying the number of unvested option shares that will accelerate by the excess of the fair market value of our common stock on December 31, 2014 ($7.67) over the applicable exercise price per share.

(2)
The value of vesting of RSUs shown above assumes that each executive's qualifying termination of employment and change of control (if applicable) occurred on December 31, 2014, and was calculated by multiplying the number of unvested RSUs that will accelerate by the fair market value of our common stock on December 31, 2014 ($7.67). The value of vesting of RSUs for a qualifying involuntary termination of employment excludes performance-based RSUs as the performance metric was not determined to have been achieved as of December 31, 2014, and the value of vesting of RSUs for a qualifying termination of employment within 12 months after a change in control includes performance-based RSUs assuming the maximum revenue growth rate would be achieved.

  SEVERANCE OR EMPLOYMENT AGREEMENTS

  David Hagan

          On April 11, 2011, we entered into an employment agreement with Mr. Hagan that provides that if Mr. Hagan's employment is terminated without cause or should Mr. Hagan resign his employment for good reason prior to, or more than 12 months after, a change of control, Mr. Hagan is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and 24 months of vesting credit under his outstanding equity awards. If Mr. Hagan's employment is terminated without cause or should Mr. Hagan resign his employment for good reason within 12 months following a change of control, Mr. Hagan is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

  Peter Hovenier

          We entered into an employment agreement with Mr. Hovenier in April 2013 after he was promoted as our Chief Financial Officer. Under this agreement, if Mr. Hovenier's employment is terminated without cause or should Mr. Hovenier resign his employment for good reason prior to, or more than 12 months after, a change in control, Mr. Hovenier is entitled to 12 months of base salary, a pro rata payment of his annual target bonus, 12 months of continued health benefits, and 12 months of vesting credit under his outstanding equity awards. If Mr. Hovenier's employment is terminated without cause or should Mr. Hovenier resign his employment for good reason within 12 months following a change in control, Mr. Hovenier is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

  Dawn Callahan

          We entered into an employment agreement with Ms. Callahan in January 2013 after she was promoted to our Senior Vice President of Marketing and Sales. Under this agreement, if Ms. Callahan's employment is terminated without cause or should Ms. Callahan resign her employment for good reason prior to, or more than 12 months after, a change in control, Ms. Callahan is entitled to 9 months of base salary, 9 months of continued health benefits, and 9 months of vesting credit under her outstanding equity awards. If Ms. Callahan's employment is terminated without cause or should Ms. Callahan resign her employment for good reason within 12 months following a change in control, Ms. Callahan is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of her outstanding equity awards.

  Nick Hulse

          We entered into an employment agreement with Mr. Hulse in May 2013 in connection with his appointment as our President. Under this agreement, if Mr. Hulse's employment is terminated without cause or should Mr. Hulse resign his employment for good reason prior to, or more than 12 months after, a change in control, Mr. Hulse is entitled to 12 months of base salary, a pro rata payment of his annual target bonus, 12 months of continued health benefits, and 12 months of vesting credit under his outstanding equity awards. If Mr. Hulse's employment is terminated without cause or should Mr. Hulse resign his employment for good reason within 12 months following a change in control, Mr. Hulse is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

  Tom Tracey

          We entered into an employment agreement with Mr. Tracey in September 2011 after he was promoted as our Senior Vice President of Operations. Under this agreement, if Mr. Tracey's employment is terminated without cause or should Mr. Tracey resign his employment for good reason prior to, or more than 12 months after, a change in control, Mr. Tracey is entitled to 9 months of base salary, 9 months of continued health benefits, and 9 months of vesting credit under his outstanding equity awards. If Mr. Tracey's employment is terminated without cause or should Mr. Tracey resign his employment for good reason within 12 months following a change in control, Mr. Tracey is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

          We have two equity compensation plans under which shares of Common Stock are authorized for issuance to eligible employees, directors, and consultants: (i) the Amended and Restated 2001 Stock Incentive Plan, or 2001 Plan; and (ii) the 2011 Equity Incentive Plan, or Incentive Plan. The following table provides certain information with respect to each of our equity compensation plans in effect as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	5,726,183	$5.77	4,492,314
Equity compensation plans not approved by stockholders	—	—	—

Total	5,726,183	$5.77	4,492,314

(1)
Calculated without taking into account the 1,385,081 shares of common stock subject to outstanding RSUs that become issuable as the units vest.

        In March 2011, our Board of Directors and stockholders approved the Incentive Plan. The Incentive Plan became effective on May 3, 2011 upon the completion of our initial public offering. The Incentive Plan provides for the grant of incentive and non-statutory stock options, stock appreciation rights, restricted shares of our common stock, restricted stock units, and performance cash awards. The number of shares of common stock reserved for issuance under the Incentive Plan automatically increases on January 1 of each calendar year by an amount equal to the least of (a) 4.5% of the total number of shares of common stock then outstanding, (b) 3,000,000 shares of common stock or (c) a lower number determined by our Board of Directors. As of December 31, 2014, options to purchase 5,229,486 shares of common stock, and RSUs covering 2,449,716 shares of common stock were outstanding under the Incentive Plan.

        Our Board of Directors and stockholders approved the 2001 Plan. The 2001 Plan was terminated following the completion of our initial public offering, and no further awards will be made under that plan. Options outstanding under the 2001 Plan will continue to be governed by their existing terms. As of December 31, 2014, options to purchase 1,525,335 shares of common stock were outstanding under the 2001 Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT AND NON-AUDIT FEES

        The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2014 and December 31, 2013 by PricewaterhouseCoopers LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2014	2013
Audit Fees(1)	$1,427,242	$1,465,200
Audit Related Fees(2)	—	45,000
Tax Fees(3)	92,679	167,092
All Other Fees	—	—

Total Fees	$1,519,921	$1,677,292

(1)
For professional services rendered for the audits of annual consolidated financial statements (including the review of quarterly interim consolidated financial statements), statutory audits required for certain of our non-U.S. subsidiaries, consents, assistance and review of documents filed with the SEC and other services normally provided in connection with statutory or regulatory filings or engagements. For the years ended December 31, 2014 and 2013, the audit fee includes fees associated with services provided in connection with the audit of our internal control over financial reporting, as required under Section 404 of the Sarbanes Oxley Act of 2002.

(2)
Audit related fees include fees incurred for royalty audits and other accounting consultations.

(3)
For the years ended December 31, 2014 and 2013, tax fees are related to international and domestic tax compliance and planning.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee pre- approves specified services in defined categories of audit services, audit- related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of PricewaterhouseCoopers LLP or on an individual case-by-case basis before PricewaterhouseCoopers LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant's independence.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

        The Audit Committee of the Board of Directors consists of the three non-employee directors named below and operates under a written charter adopted by the Board. The Board annually reviews the Nasdaq listing standards' definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Charles Boesenberg is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.

        The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee's function is more fully described in its Charter, which the Board adopted and which the Audit Committee reviews on an annual basis.

        Our management is responsible for preparing our financial statements and our financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles as well as performing an audit of the effectiveness of our internal control over financial reporting as of the end of the fiscal year.

        The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 ("10-K").

        The Audit Committee has also reviewed and discussed with PricewaterhouseCoopers LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the "PCAOB"). Additionally, PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee also discussed with PricewaterhouseCoopers LLP its independence from the Company.

        Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 10-K for filing with the Securities and Exchange Commission.

        Submitted by the following members of the Audit Committee:

Charles Boesenberg, Chairman Terrell Jones Lance Rosenzweig

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Boingo Wireless under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

 PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board of Directors currently consists of seven directors divided into three classes, with the terms of office of each class ending in successive years. The term of the directors currently serving in Class I expire on the date of the Annual Meeting.

        The directors in Class II and Class III will continue in office until their terms expire at the 2016 and 2017 annual meeting of stockholders, respectively. The directors elected in Class I at the Annual Meeting will hold office until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified. The nominees for director in Class I and the other directors who will continue in office for terms extending beyond the Annual Meeting, their ages as of April 15, 2015, their positions and offices held with the Company are set forth below. Other biographical information for the nominees for director in Class Iand the other directors who will continue in office for terms extending beyond the Annual Meeting is set forth in this Proxy Statement under the heading "Directors, Executive Officers and Corporate Governance—Directors and Executive Officers."

        Directors are elected by a plurality of the votes properly cast in person or by proxy. The two nominees for director in Class I receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board of Directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

NOMINEES FOR DIRECTORS IN CLASS I

Name	Age	Positions and Offices Held With the Company
David Hagan	54	Chief Executive Officer and Chairman of the Board
Lance Rosenzweig	52	Director

        Messrs. Hagan's and Rosenzweig's biographies are set forth in this Proxy Statement under the heading "Directors, Executive Officers and Corporate Governance—Directors and Executive Officers."

        We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted in their biographies.

DIRECTORS IN CLASS II CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Name	Age	Positions and Offices Held With the Company
Charles Boesenberg	66	Director
Terrell Jones	66	Director

DIRECTORS IN CLASS II CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Name	Age	Positions and Offices Held With the Company
Chuck Davis	54	Director
Michael Finley	54	Director

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" THE NOMINEES FOR DIRECTORS IN CLASS I:
DAVID HAGAN AND LANCE ROSENZWEIG.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

        Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" THE RATIFICATION THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2015.

 PROPOSAL 3
ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

        In accordance with SEC rules, stockholders are being asked to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This is commonly referred to as a "Say on Pay" proposal.

        This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. As described further in the "Executive Compensation" section of this Proxy Statement, beginning on page 14, including the "Compensation Discussion and Analysis" and the related tables and narrative, the primary goals of our compensation programs are to fairly compensation employees, attract and retain highly qualified employees, motivate the performance of our employees towards, and reward the achievement of, clearly defined corporate goals, and align our employees' long-term interests with those of our stockholders. We believe our compensation programs reflect a pay-for-performance philosophy that links potential significant compensatory rewards to achievement of corporate operating goals and increase in stockholder value.

        This Say on Pay vote is advisory, and therefore not binding on our Compensation Committee or Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders, however, and will carefully review and consider the voting results when evaluating our executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION.

 PROPOSAL 4
APPROVAL OF AMENDMENTS TO THE
BOINGO WIRELESS, INC. 2011 EQUITY INCENTIVE PLAN

        Our Board of Directors adopted the Boingo Wireless, Inc. 2011 Equity Incentive Plan (the "Incentive Plan") in connection with our initial public offering in May 2011. The Incentive Plan serves as our equity compensation program to provide eligible individuals with an opportunity to acquire shares of our common stock and to benefit from increases in value of our common stock, and thereby align their interests with the long-term interests of our stockholders. Our Board of Directors amended the Incentive Plan on April 21, 2015, subject to stockholder approval.

        In this Proposal 4, the amended Incentive Plan is being submitted to our stockholders in order to:

  •
  Terminate the automatic annual share reserve increase feature (the "evergreen") beginning after January 2018, so that no additional automatic annual share increases will occur thereafter;

  •
  Eliminate the discretion to (a) reduce the exercise price of any stock award after it has been granted, (b) cancel and re-grant any outstanding stock award, and (c) take any other action with respect to an outstanding stock award that would be treated as a repricing under Nasdaq rules;

  •
  Implement more conservative "share counting" provisions so that the following shares will no longer be available for subsequent issuance: (a) shares applied to pay the exercise price of an option, (b) shares not otherwise issued in connection with the stock settlement of stock appreciation rights, (c) shares used to satisfy tax withholding obligations relating to any stock award, and (d) shares reacquired by the Company using cash proceeds from the exercise of options; and

  •
  Ensure that certain awards granted under the Incentive Plan that are intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, as amended, may so qualify.

        Under Section 162(m) of the Internal Revenue Code, or Section 162(m), a publicly held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1 million per officer in any year. An exception to this loss deduction rule is available for compensation that qualifies as "performance-based compensation" under Section 162(m). Among the conditions imposed on performance-based compensation is the requirement that such compensation be paid under a plan of which certain of its terms have received approval by the public company's stockholders. To continue our ability to grant equity awards that qualify as performance-based compensation and preserve our ability to deduct compensation amounts with respect to certain awards granted under the Incentive Plan to our executive officers, we are asking our stockholders to re-approve the material terms of the Incentive Plan as part of this Proposal.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for the approval of the amendments to the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will have no effect in determining whether this Proposal has been approved.

        Should such stockholder approval not be obtained, the proposed amendments to the Incentive Plan will not be implemented. The Incentive Plan will, however, continue in remain in effect, and stock awards will continue to be granted under the Incentive Plan to all eligible participants, as in effect immediately prior to the amendments that are the subject of this Proposal 4, until all the shares available for issuance under the Incentive Plan have been issued, or until the plan terminates on its currently scheduled March 21, 2021 expiration date.

Description of the Amended Incentive Plan

        The principal terms and provisions of the amended Incentive Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan. A copy of the Incentive Plan has been filed with the SEC as an attachment to this proxy statement and may be accessed from the SEC's website at www.sec.gov. A copy of the Incentive Plan will also be provided to any stockholder upon written request to: Corporate Secretary at 10960 Wilshire Blvd., 23rd Floor, Los Angeles, California 90024. To the extent there is a conflict between this summary and the Incentive Plan, the terms of the Incentive Plan will govern.

        Share Reserve.    Currently, the number of shares of our common stock reserved for issuance under the Incentive Plan may not exceed 8,693,162 shares. Such number will automatically increase on January 1, beginning on January 1, 2016 and including January 1, 2018, by the least of (a) 4.5% of the total number of shares of common stock that are outstanding at that time, (b) 3,000,000 shares, or (c) a lower number determined by our Board of Directors. No more than 8,693,162 shares of common stock plus the additional shares added to the Incentive Plan each year may be issued upon exercise of incentive stock options. Should the stockholders not approve this Proposal 4, the foregoing evergreen feature will continue until January 2021.

        The Incentive Plan provides that no participant may receive options or SARs covering more than 2,000,000 shares in one calendar year, except that an employee may receive options or SARs covering up to an additional 1,000,000 shares in the calendar year in which his or her employment begins. In addition, no participant may receive restricted stock or RSUs covering more than 1,000,000 shares in one calendar year, except that an employee may receive restricted stock or RSUs covering up to an additional 500,000 shares in the calendar year in which his or her employment begins. Stockholder approval of this Proposal 4 constitutes a re-approval of the foregoing share limitations for purposes of Section 162(m) of the Code.

        If a stock award granted under the Incentive Plan expires, is forfeited, or otherwise terminates without being exercised or settled in full, the shares of our common stock not acquired pursuant to the stock award will become available for subsequent issuance under the Incentive Plan. If a stock award is settled in cash rather than shares, such cash settlement will not reduce the number of shares available for issuance under the Incentive Plan. Notwithstanding the foregoing, the following shares will not be available for subsequent issuance under the Incentive Plan: (a) shares applied to pay the exercise price of an option, (b) shares not otherwise issued in connection with the stock settlement of stock appreciation rights, (c) shares used to satisfy tax withholding obligations relating to any stock award, and (d) shares reacquired by the Company using cash proceeds from the exercise of options.

        As of April 15, 2015, options to purchase a total of 2,752,099 shares of common stock were outstanding under the Incentive Plan at a weighted average exercise price of $9.40 per share. The expiration dates of such options range from May 3, 2021 to February 10, 2024. There were also a total of 2,342,446 shares of our common stock subject to issuance upon vesting and settlement of outstanding restricted stock units. The closing price per share of our common stock on April 15, 2015 was $8.40.

        Administration.    In general, the Compensation Committee of our Board of Directors administers the Incentive Plan. The term plan administrator, as used in this summary, means the Compensation Committee, our Board of Directors, or any other person, to the extent acting with the scope of its administrative jurisdiction under the Incentive Plan. The plan administrator has complete discretion to make all decisions relating to the interpretation and operation of the Incentive Plan, including the discretion to determine who will receive an award, the type of award to grant, the number of shares covered by the award, vesting requirements, if any, and the other features and conditions of each award.

        Notwithstanding the foregoing, the plan administrator of the Incentive Plan does not have the discretion to (a) reduce the exercise price of any stock award after it has been granted, (b) cancel or allow the holder of a stock award to surrender the stock award in exchange for cash or a new stock award that has the effect of reducing the exercise price of an outstanding stock award, or (c) take any other action with respect to an outstanding stock award that would be treated as a repricing under Nasdaq rules. Should the stockholders not approve this Proposal 4, stock awards will remain subject to repricing by the plan administrator.

        Eligibility.    Employees, members of our Board of Directors who are not employees, and consultants are eligible to participate in the Incentive Plan. As of April 15, 2015, approximately 276 persons (including 6 executive officers and 5 non-employee directors) were eligible to participate in the Incentive Plan.

        Types of Awards.    The Incentive Plan provides for the following types of awards:

  •
  options to purchase shares of our common stock;

  •
  stock appreciation rights ("SARs");

  •
  restricted shares of our common stock ("restricted stock");

  •
  restricted stock units ("RSUs"); and

  •
  performance cash awards.

        Valuation.    For purposes of establishing the option price and for all other valuation purposes under the Incentive Plan, the fair market value of a share of common stock on any relevant date is the closing price per share of common stock on that date, as such price is reported on the Nasdaq Global Market. On April 21, 2015, the fair market value of the common stock determined on such basis was $7.95 per share.

        Stock Options.    A stock option gives the optionee a right to purchase shares of our common stock at a fixed price determined at the time the option is granted. Stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of options granted under the Incentive Plan, including whether they are incentive stock options ("ISOs") that may qualify for favorable tax treatment under Section 422 of the Code, or nonstatutory stock options ("NSOs") that do not so qualify. The exercise price of options granted under the Incentive Plan may not be less than 100% of the fair market value of our common stock on the grant date.

        Optionees may pay the exercise price by using:

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  cash;

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  shares of common stock that the optionee already owns;

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  an immediate sale of the option shares through a broker designated by us;

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  promissory note, to the extent permitted by applicable securities laws; and

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  other forms of payment approved by the plan administrator.

        Options vest at the time or times determined by the plan administrator. In most cases, our options vest over the four-year period following the date of grant. Options generally expire 10 years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier.

        Stock Appreciation Rights.    A SAR allows a recipient to benefit from increases in the value of our common stock, but does not provide any ownership interest in our common stock. SARs are granted pursuant to SAR agreements adopted by the plan administrator. The plan administrator determines the strike price of each SAR, which can not be less than 100% of the fair market value of our common stock on the date of grant. Upon exercise of a SAR, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of our common stock with respect to which the SAR is exercised. This amount may be paid in cash, shares of our common stock, or any combination thereof. Each SAR may or may not be subject to vesting, and vesting, if any, shall occur at such times or upon satisfaction of such conditions specified by the plan administrator. SARs generally expire 10 years after they are granted, except that they generally expire earlier if the recipient's service terminates earlier. The Company has not granted SARs under the Incentive Plan.

        Restricted Stock.    Restricted stock awards are granted pursuant to restricted stock agreements adopted by the plan administrator which include provisions regarding the number of shares the participant may be issued, the purchase price, if any, and the restrictions to which the shares will be subject. Awards of restricted stock may be granted in consideration for (a) cash, (b) property, (c) past or future services rendered to us or our affiliates, (d) a promissory note, to the extent permitted by applicable securities laws, or (e) any other form of legal consideration approved by the plan administrator. The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to length of service or attainment of performance goals. Upon termination of the participant's service, the shares issued pursuant to a restricted stock award may be subject to forfeiture to, or repurchase by, the Company. The Company has not granted restricted stock under the Incentive Plan.

        RSUs.    RSUs represent the right to receive the value of shares of our common stock at a specified date in the future. RSU awards are granted pursuant to RSU agreements approved by the plan administrator. Upon settlement, the shares, their cash equivalent, or any combination thereof are delivered to the recipient. No cash consideration is required in connection with a RSU award. Each award of RSUs may or may not be subject to vesting tied to length of service or attainment of performance goals and may be settled immediately upon vesting or on a deferred basis. Dividend equivalents may be credited in respect of shares covered by a RSU award.

        Performance-Based Compensation.    The Incentive Plan is designed to allow the Compensation Committee to issue restricted stock and RSUs that qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, if certain conditions are met. Accordingly, the Compensation Committee may structure restricted stock and RSUs so that they are only granted or vest upon the attainment of certain pre-established objective performance goals. The performance criteria that may be used by the Compensation Committee for awards of restricted stock or RSUs consist of:

• Earnings (before or after taxes)	• Sales or revenue
• Earnings per share	• Expense or cost reduction
• Earnings before interest, taxes and depreciation	• Working capital
• Earnings before interest, taxes, depreciation and amortization	• Economic value added (or an equivalent metric)
• Total stockholder return	• Market share
• Return on equity or average stockholders' equity	• Cash measures including cash flow and cash balance
• Return on assets, investment or capital employed	• Operating cash flow
• Operating income	• Cash flow per share
• Gross margin	• Share price
• Operating margin	• Debt reduction
• Net operating income	• Customer satisfaction
• Net operating income after tax	• Stockholders' equity
• Return on operating revenue	• Contract awards or backlog
• Objective corporate or individual strategic goals	• Objective individual performance goals

        Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria.

        The Compensation Committee may adjust the results under any performance criterion to exclude: (a) asset write-downs; (b) litigation, claims, judgments, or settlements; (c) effects of changes in tax law, accounting principles, or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary, unusual or non-recurring items; (f) exchange rate effects for non-U.S. Dollar denominated net sales and operating earnings; and (g) statutory adjustments to corporate tax rates.

        Performance Cash Awards.    Performance cash awards may be granted under the Incentive Plan that qualify as performance-based compensation that is not subject to the income tax deductibility limitations imposed by Section 162(m) of the Internal Revenue Code, if the award is approved by the Compensation Committee and the grant or vesting of the award is tied solely to the attainment of performance goals during a designated performance period. To the extent a performance cash award is not intended to comply with Section 162(m) of the Internal Revenue Code, the plan administrator may select other measures of performance.

        No participant may be paid more than $5,000,000 in cash in any calendar year pursuant to a performance cash award granted under the Incentive Plan. Stockholder approval of this Proposal 4 constitutes a re-approval of the foregoing limitation for purposes of Section 162(m) of the Code.

        Capitalization Adjustments.    In the event there is a specified change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the

Incentive Plan, (b) the maximum number of shares by which the share reserve may automatically increase each year and the limit on incentive stock options, (c) the maximum number of options, SARs and performance-based restricted stock and RSUs that can be granted in a calendar year, and (d) the number of shares and exercise prices or strike prices, if applicable, of all outstanding stock awards.

        Corporate Transactions.    In the event that the Company is a party to a merger, consolidation, or a change in control transaction, all outstanding stock awards will be governed by the terms of the definitive transaction agreement or in a manner determined by the Board of Directors. Such treatment may include any of the following actions with respect to each outstanding stock award:

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  the continuation, assumption, or substitution of a stock award by a surviving corporation or its parent company;

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  the cancellation of options and SARs, provided that participants be given an opportunity to exercise their awards prior to the closing of the transaction;

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  the cancellation of options and SARs in exchange for a payment equal to the excess, if any, of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award; or

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  the cancellation of RSUs in exchange for a payment equal to the value that the holder of each share of common stock receives in the transaction.

        For this purpose, a change in control transaction includes:

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  any person acquiring beneficial ownership of more than 50% of our total voting power;

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  the sale or disposition of all or substantially all of our assets; or

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  any merger or consolidation of the company where our voting securities represent 50% or less of the total voting power of the surviving entity or its parent.

        The Board of Directors is not obligated to treat all stock awards, or portions thereof, in the same manner.

        Changes in Control.    In the event of specified change in control transactions, our Board of Directors may accelerate the vesting of stock awards (a) immediately upon the occurrence of the transaction, whether or not the stock award is continued, assumed, or substituted by a surviving corporation or its parent in the transaction, or (b) in connection with a termination of a participant's service following such a transaction.

        Amendment.    Our Board of Directors may amend or modify the Incentive Plan at any time. However, the approval of our stockholders is required for any amendment that (a) materially increases the number of shares of common stock available for issuance under the Incentive Plan; (b) materially expands the class of individuals eligible to receive awards under the Incentive Plan; (c) materially increases the benefits accruing to participants under the Incentive Plan; (d) materially extends the term of the Incentive Plan; or (e) expands the types of awards available for issuance under the Incentive plan, but only to the extent required by law or applicable listing standards.

        Termination.    Our Board of Directors may, at any time and for any reason, terminate the Incentive Plan. If not sooner terminated, the Incentive Plan will terminate automatically on March 21, 2021. Any stock awards outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grants.

Federal Income Tax Consequences of Awards Granted under the Incentive Plan

        The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to participants and the Company with respect to stock awards granted under the Incentive Plan. This summary does not address state, local or foreign tax treatment, which may vary from the U.S. federal income tax treatment. In any event, each participant should consult his or her own tax advisor as to the tax consequences of particular transactions under the Incentive Plan.

        Incentive Stock Options.    No taxable income is recognized by an optionee upon the grant of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.

        If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the "required ISO holding periods"), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.

        Nonstatutory Stock Options.    No taxable income is recognized by an optionee upon the grant of an NSO. The optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.

        Stock Appreciation Rights.    In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.

        Restricted Stock.    A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the cash, if any, paid for the shares. A participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.

        RSUs.    In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income (subject to withholding if the recipient is an employee or former employee) equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU award.

        Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and SARs are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of our common stock at the time the option or SAR was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (i) the end of our fiscal year in which vesting occurs or (ii) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% federal tax in addition to the federal income tax at the participant's usual marginal rate for ordinary income.

        Tax Treatment of the Company.    The Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the Incentive Plan. As described herein, Section 162(m) of the Code may limit the deductibility of awards granted under the Incentive Plan.

        Section 162(m) Considerations.    Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's chief executive officer and three other highest compensated executive officers (other than the chief financial officer). Stock options and SARs are exempt from this limitation if (a) the exercise price is at least 100% of the fair market value of the underlying stock on the date the option or SAR is granted and (b) the plan under which the options are granted is approved by the stockholders and contains a limit on the number of options or SARs granted to any one individual under the plan during a specified period. Various other rules apply with regard to compensation committee independence and the procedures that must be followed by the committee in connection with performance-based awards that may be fully deducted under Section 162(m). Among other requirements, stock awards such as restricted stock and RSUs, and performance cash awards must vest contingent upon the achievement of performance goals, the material terms of which have been approved by the stockholders, in order to be exempt from this limitation. The Incentive Plan includes certain annual limits, as described above, on the number of shares or total dollars that may be granted to an individual under options, SARs, restricted stock, RSUs, and performance cash awards in order to comply with the Section 162(m) requirements.

New Plan Benefits and Grant Table

        Except as described above under "Director Compensation—Equity-Based Compensation," future awards to our directors, executive officers, employees and other eligible participants under the Incentive Plan are discretionary and not determinable at this time. Further, since the automatic award of RSUs to our non-employee directors depends on the non-employee director's continued service and the closing sales prices of our common stock prior to the date of grant, it is not possible at this time to determine the exact number of shares that will be subject to such RSUs.

        Following the conclusion of the Annual Meeting, each continuing non-employee director will receive RSUs covering a number of shares equal to the quotient obtained by dividing $120,000 by the average of the closing sales price of our common stock for the five consecutive trading days prior to the date of grant. In addition to the foregoing, the chair of our Audit Committee will receive RSUs covering a number of shares equal to the quotient obtained by dividing $80,000 by the average of the closing sales price of our common stock for the five consecutive trading days prior to the date of grant.

        The table below shows the number of shares of common stock for which options and RSUs have been granted under the Incentive Plan from January 1, 2014 through April 15, 2015, as to each of the executive officers named in the Summary Compensation Table contained in this proxy statement in the section entitled "Executive Compensation," each nominee for election as a director and the various indicated groups. To date, only stock options and RSUs have been granted under the Incentive Plan.

Name and Position	Number of Option Shares	Number of RSUs
David Hagan, Chief Executive Officer	—	524,533
Peter Hovenier, Chief Financial Officer	—	301,278
Dawn Callahan, Chief Marketing Officer	—	113,429
Nick Hulse, President	—	349,689
Tom Tracey, Senior Vice President, Operations	—	100,425
All current executive officers as a group	—	1,489,779
Lance Rosenzweig, Director	—	32,154
All current directors who are not executive officers as a group	—	138,235
All employees, including current officers who are not executive officers, as a group	203,000	1,246,310

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO THE INCENTIVE PLAN.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Peter Hovenier
Chief Financial Officer and Secretary

April 22, 2015

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000247298_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 David Hagan 02 Lance Rosenzweig BOINGO WIRELESS 10960 WILSHIRE BOULEVARD 23rd Floor LOS ANGELES, CA 90024 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. 3 Advisory approval of the Company's executive compensation. 4 Approval of the amendments to the Incentive Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000247298_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . BOINGO WIRELESS, INC. Annual Meeting of Stockholders June 12, 2015 10:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David Hagan and Peter Hovenier, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BOINGO WIRELESS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 10:30 AM, PDT on June 12, 2015, at the Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, CA 90024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Continued and to be signed on reverse side

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INTERNET AVAILABILITY OF PROXY MATERIALS
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015
PROPOSAL 3 ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
PROPOSAL 4 APPROVAL OF AMENDMENTS TO THE BOINGO WIRELESS, INC. 2011 EQUITY INCENTIVE PLAN
OTHER MATTERS